Exhibit 4.30

INITIAL ANNOUNCEMENT
OF PUBLIC DISTRIBUTION, UNDER THE REGIME OF FIRM GUARANTEE OF PLACEMENT,
OF
UNSECURED DEBENTURES NOT CONVERTIBLE INTO SHARES,
WITH ADDITIONAL GUARANTEE, IN THREE SERIES,
OF THE THIRD ISSUE BY

CEMIG DISTRIBUIÇÃO S.A.

Listed company – CVM Nº 02030-3

CNPJ/MF nº 06.981.180/0001-16  –  NIRE Nº 3130002056-8

Av. Barbacena 1200, 17th floor, A1 Wing, Santo Agostinho

30190-131 Belo Horizonte, Minas Gerais, Brazil

ISIN Code of the First Series: BRCMGDDBS025

ISIN Code of the Second Series: BRCMGDDBS033

ISIN Code of the Third Series: BRCMGDDBS041

Risk Rating: Aa1.br – Moody’s América Latina

CEMIG DISTRIBUIÇÃO S.A., a Brazilian corporation registered with the CVM (the Brazilian Securities Commission) (“CVM”), and a wholly-owned subsidiary of Companhia Energética de Minas Gerais – CEMIG (described below), with head office at Avenida Barbacena 1200, 17th  floor, A1 Wing, Santo Agostinho, Belo Horizonte, Minas Gerais State, Brazil, registered in the Brazilian Registry of Corporate Taxpayers (“CNPJ/MF”) under No. 06.981.180/0001-16 (“the Issuer” or “the Company”),

BB-BANCO DE INVESTIMENTO S.A., a financial institution authorized to operate by the Brazilian Central Bank (“Bacen”), constituted as an unlisted corporation, with head office in the city of Rio de Janeiro, Rio de Janeiro State, at Rua Senador Dantas 105, 36th floor, Registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under Nº 24.933.830/0001-30 (“BB-BI” or “The Lead Manager”),

HSBC CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution authorized to operate  by Bacen, constituted as an unlisted corporation, with head office at Avenida Brigadeiro Faria Lima 3064, 2nd Floor, Itaim Bibi, 01451-020, São Paulo, São Paulo State, registered in the Brazilian Registry of Corporate Taxpayers (“CNPJ/MF”) under No.  58.229.246/0001-10. (“HSBC”)

AND

BANCO VOTORANTIM S.A., a financial institution authorized to operate by Bacen, constituted as an unlisted corporation, with office at Avenida das Nações Unidas 14171, Torre A, 18th Floor, São Paulo, São Paulo State, registered in the CNPJ/MF under no. 59.588.111/0001-03, (“Votorantim”) – (jointly, “the Managers”),

DO HEREBY ANNOUNCE

in accordance with Article 52 of CVM Instruction 400 of December 29, 2003, as amended (“CVM Instruction 400”); CVM Instruction 471 of August 8, 2008, as amended (“CVM Instruction 471”);  the Agreement between the CVM and the Brazilian Association of Financial and Capital Market Entities (“Anbima”) of August 20, 2008, as amended;  the Anbima Code of Regulations and Best Practices for the Agreed Activities, of June 9, 2010, and the Market Notice published on January 23, 2013 (“the Market Notice”)

COMMENCEMENT OF PUBLIC DISTRIBUTION OF

2,160,000 (two million one hundred sixty thousand) debentures in three series, with nominal unit value of R$ 1,000.00 (one thousand Reais) on the issue date, comprising:

410,817	(four hundred ten thousand eight hundred seventeen)	Debentures of the First Series,
1,095,508	(one million ninety five thousand five hundred eight)	Debentures of the Second Series and
653,675	(six hundred fifty three thousand six hundred seventy five)	Debentures of the Third Series,

being the Company’s Third Issue, and all nominal, unsecured, book-entry debentures, not convertible into shares

(“the Offering” or “the Issue”, and “the Debentures”, respectively),

comprising a total amount of

R$ 2,160,000,000.00

(two billion one hundred sixty million Reais)

1. CORPORATE AUTHORIZATIONS

1.1. Authorizations of the Issuer

At a meeting of the Board of Directors of the Issuer on January 17, 2013 (the Issue Board Meeting”) the following matters were decided:

(i)             approval of the Issue, and its terms and conditions; and

(ii)          authorization for the Executive Board of the Company to carry out all the acts necessary for putting into effect the decisions made at the Issue Board Meeting, including signature of all the documents that are indispensable to carrying out the Issue, which include the amendment to the Issue Deed that ratified the result of the Bookbuilding Procedure, at all times complying with Article 59 of Law 6404 of December 15, 1976, as amended.

The Minutes of the Issue Board Meeting have been duly filed with the Commercial Board of Minas Gerais State (“Jucemg”) and published in the Minas Gerais State Official Gazette and in the newspaper O Tempo, in accordance with the Corporate Law.

1.2. Corporate authorization by the Guarantor

At a meeting of the Board of Directors of the Companhia Energética de Minas Gerais – Cemig (Guarantor) held on January 17, 2013 (“the Guarantee Board Meeting”), the provision by the Guarantor of a surety was approved, in accordance with the terms of sub-clause “d” of Clause 17 of its Bylaws. The minutes of the Board Meeting of the Guarantor has been duly filed at Jucemg and published in the Official Gazette of the State of Minas Gerais and in the newspaper O Tempo, in accordance with the Corporate Law.

2. ISSUE DEED

The Debentures will be issued on the terms and conditions of the “Private Instrument of Deed of the Third Issue of Unsecured Debentures, Not Convertible into Shares, in up to Three Series, for Public Distribution, by Cemig Distribuição S.A.”, Signed on January 18, 2013 between the Issuer and GDC PARTNERS SERVIÇOS FIDUCIÁRIOS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA,, as fiduciary agent representing the community of holders of Debentures (“the Fiduciary Agent” and “Debenture Holders”, respectively), with the Guarantor as consenting party (“the Issue Deed”). The Issue Deed has been duly registered with:  (i) Jucemg; (ii) the 1st Notary’s Office for Registry of Securities and Documents of Belo Horizonte; and (iii) the 3rd Notary’s Office for Registry of Securities and Documents of Rio de Janeiro. The Issue Deed was amended because of the “First Amendment to the Private Instrument of Deed of the Third Issue of Unsecured Debentures, Not Convertible into Shares, in up to Three Series, for Public Distribution, by Cemig Distribuição S.A.” (“the Amendment to the Issue Deed”), to reflect the quantity and remuneration of each one of the Series of the Issue, which were decided through the Bookbuilding Procedure. The Amendment to the Issue Deed will be registered with: (i) Jucemg; (ii) the 1st Notary’s Office for Registry of Securities and Documents of Belo Horizonte; and (iii) the 3rd Notary’s Office for Registry of Securities and Documents of Rio de Janeiro.

3. REGISTRY OF THE OFFERING

The public distribution of the Debentures of the First Series was  registered with the CVM under Registration No. CVM/SRE/DEB/2013/008, granted on March 7, 2013; the public distribution of the Debentures of the Second Series was registered with the CVM under Registration No. CVM/SRE/DEB/2013/009, granted on March 7, 2013; and the public distribution of the Debentures of the Third Series was registered with the CVM under Registration No. CVM/SRE/DEB/2013/010, granted on March 7, 2013, in accordance with Law 6385 of November 7, 1976, as amended, the Corporate Law, CVM Instruction 400, CVM Instruction 471, the CVM–Anbima Agreement and the other applicable provisions of law, regulations and self-regulatory provisions.

4. CHARACTERISTICS OF THE ISSUE

4.1. Number of the Issue

The Offering is the third issue by the Issuer of debentures for public distribution.

4.2. Total Amount of the Issue

The total amount of the issue will be R$ 2,160,000,000.00 (two billion one hundred sixty million Reais), on the Issue Date, (“the Total Amount of the Offering”), including the Supplementary Debentures and the Additional Debentures.

4.3. Number of Debentures and Number of Series

4.3.1. The Issue will comprise 2,160,000 (two million one hundred sixty thousand) Debentures, including the Supplementary Debentures and the Additional Debentures. The number of Debentures to be issued was decided in accordance with the demand for the Debentures by investors, as ascertained in a Bookbuilding Procedure, in accordance with Item 4.6 below.

4.3.2. The Issue will be effected in 3 (three) series. In this document,

debentures distributed as part of the first Series are referred to as “Debentures of the First Series”; debentures distributed as part of the second Series are referred to as “Debentures of the Second Series”; and debentures distributed as part of the third Series are referred to as “Debentures of the Third Series”; and Debentures of the First, Second and Third Series are referred to when jointly as “Debentures”.

	410,817	(four hundred ten thousand, eight hundred and seventeen)	Debentures of the First series will be issued;
	1,095,508	(one million ninety five thousand five hundred and eight)	Debentures of the Second Series will be issued;
and	653.675	(six hundred fifty three thousand six hundred seventy five)	Debentures of the Third Series will be issued.

The existence and the quantity of Debentures to be allocated to each series of the Issue was decided in accordance with demand for the Debentures by investors, as ascertained in a Bookbuilding Procedure using the “communicating vessels” system, in accordance with Item 4.6 below.

4.4. Surety Guarantee

In guarantee of faithful, punctual and full payment of the Debentures, the Guarantor has given a surety guarantee in favor of the Debenture Holders, represented by the Fiduciary Agent (“the Guarantee”), committing itself, through the Issue Deed and in the best form of law, as joint debtor and principal payer of all the amounts payable by the Issuer under the terms of the Issue Deed, until final settlement of the Debentures, and also the applicable arrears charges and the other pecuniary obligations specified in the Issue Deed, including but not limited to the amounts payable to the Fiduciary Agent under Article 822 of Law 10406 of January 10, 2002, as amended (“the Civil Code”). The Guarantor has expressly waived the benefits of order, rights and options for exemption of any nature specified in Article 333, sole sub-paragraph, and Articles 366, 821, 827, 830, 834, 835, 837, 838 and 839 of the Civil Code.

4.5. Allocation of Proceeds

4.5.1. The net proceeds obtained by the Issuer from subscription of the Debentures will be allocated as follows and in the following proportion:

(i)           approximately 31% (thirty one per cent) to redemption of the 64 commercial Promissory Notes of the Company’s fifth issue, issued on July 2, 2012, for their nominal unit value of R$ 10,000,000.00, on the respective issue date, plus remuneratory interest corresponding to 104.08% of the DI Over Rate, on the nominal unit value of each of the commercial promissory notes, from the date of issue up to the date of actual redemption;

(ii)          approximately 28% (twenty eight per cent) to redemption of the 60 commercial Promissory Notes of the Company’s sixth issue, issued on December 21, 2012, for their nominal unit value of R$ 10,000,000.00 on the respective issue date, plus remuneratory interest corresponding to:

(a)         102.50% of the DI Over Rate, applied to the nominal unit value of each commercial Promissory Note from the date of issue up to the 120th calendar date from the date of issue; and

(b)         103.0% of the Over DI Rate, applied to the nominal unit value of each commercial promissory note in the period between the 120th calendar day from the issue date and the date of actual redemption; and

(iii)     the remaining balance, equivalent to approximately 41% (forty one per cent) of the net funds obtained by the Issuer from subscription of the Debentures, will be used for investment in works to expand, renew and improve the Issuer’s electricity distribution structure.

4.5.2. If the net proceeds obtained by the Issuer from subscription of the Debentures are not sufficient for the Issuer to comply with the allocation of funds specified in item 4.5.1 above, the Issuer may use its own funds for the purpose.

4.6. Bookbuilding Procedure (Collection of Investment Intentions)

4.6.1. The Managers organized a procedure of collection of investment intentions, in accordance with Paragraphs 1 and 2 of Article 23, and Article 44 of CVM Instruction 400, without receipt of reservations, without minimum or maximum lots, for checking, with investors, of the demand for the Debentures at different levels of interest rates (the “Bookbuilding Procedure”), so as to decide the issuance of each one of the series of the Issue and, in the event that issuance of the Debentures of the First Series, of the Debentures of the Second Series and of the Debentures of the Third Series is confirmed, to decide, in common agreement with the Issuer:

(i)             the quantity of Debentures to be allocated to each series of the Issue, in accordance with Clause 3.7.1.1 of the Issue Deed;

(ii)          the final rate of the Remuneratory Interest of the First Series, in accordance with Clause 4.2.2 of the Issue Deed;

(iii)       the final rate of the Remuneratory Interest of the Second Series, in accordance with Clause 4.3.2 of the Issue Deed; and

(iv)      the final rate of the Remuneratory Interest of the Third Series, in accordance with Clause 4.3.3 of the Issue Deed;

4.6.2. The number of Debentures allocated to each series of the Issue was decided in accordance with the demand for the Debentures from investors, as ascertained in the Bookbuilding Procedure, and the Debentures were allocated between the series of the Issue using the “communicating vessels” system.

4.6.3.  At the end of the Bookbuilding Procedure, the Issuer ratified the issuance of the Debentures of the First Series, the Debentures of the Second Series and the Debentures of the Third Series, and also the remuneration and the quantity of Debentures of each one of the series of the Issue, through an amendment to the Issue Deed, without the need for a new corporate approval by the Issuer or the holding of a General Meeting of Debenture Holders, in the terms of the Issue Board Meeting.

4.6.4. Investors of the target public of the Offering participated in the Bookbuilding Procedure, including

(i)             stockholders, controlling stockholders or managers of the Issuer;

(ii)          controlling stockholders or managers of any of the Managers;

(iii)       other persons linked to the Offering; and/or

(iv)      spouses, personal partners, relations of prior generations, descendants or relations of the same generation up to the second degree, of any of the people referred to in items (i) to (iii) above (jointly, “Related Parties”).

Since there was an excess of demand greater than 1/3 (one-third) of the Debentures, placement of Debentures with investors who are Related Parties was not permitted, and the investment intentions presented by investors who are Related Parties were automatically canceled, in accordance with Article 55 of CVM Instruction 400.

4.6.5. As specified in the sole sub-paragraph of Article 55 of CVM Instruction 400, the prohibition on placement specified in Article 55 of CVM Instruction 400 does not apply to Banco BTG Pactual S.A., a financial institution contracted to act as market-maker of the Issue, since the right to subscribe and the maximum quantity of securities to be subscribed were published in the Preliminary Prospectus, as specified in Article 55 of CVM Instruction 400.

Potential investors should be aware that participation in the Bookbuilding Procedure by investors who are considered to be Related Parties may have caused inappropriate formation of the final rate of remuneration of the Debentures and could have an adverse impact on the liquidity of the Debentures in the secondary market.

For additional information, potential investors should read the risk factor “Participation in the Offering by investors who are considered to be Related Parties may cause inappropriate formation of the final remuneration rate of the Debentures, and could have an adverse effect on the liquidity of the Debentures in the secondary market” in the section “Risk factors related to the Offering” on page 81 of the Final Prospectus.

4.7. Increase of the Offering

The number of Debentures initially offered was increased, as follows:

(i)           Under Article 24 of CVM Instruction 400, the quantity of Debentures initially offered, without considering the Additional Debentures, was increased by 15% (fifteen per cent), that is to say by 240,000 (two hundred and forty thousand) supplementary Debentures (“Supplementary Debentures”), for the purpose of meeting the excess demand that was ascertained during the course of the Offering, according to an option granted by the Issuer to the Managers in the Distribution Contract, and exercised by the Managers in common agreement with the Issuer. Forty five thousand six hundred (45,600) Supplementary Debentures will be Debentures of the First Series; 122,400 (one hundred and twenty two thousand four hundred) Supplementary Debentures will be Debentures of the Second Series; and 72,000 (seventy two thousand) Supplementary Debentures will be Debentures of the Third Series. The Supplementary Debentures issued are now included in the concept of “Debentures” and as the case may be, of “Debentures of the First Series”, “Debentures of the Second Series” or “Debentures of the third Series”.

(ii)        Under Paragraph 2 of Article 14 of CVM Instruction 400, the Issuer increased the quantity of Debentures in relation to the quantity initially offered, without taking into account the Supplementary Debentures, by 20% (twenty per cent), that is to say, by 320,000 (three hundred and twenty thousand) additional Debentures (“Additional Debentures”), without the need for a new application for registry to the CVM.

Sixty thousand eight hundred (60,800) Additional Debentures will be Debentures of the First Series;

one hundred sixty three thousand two hundred (163,200) Additional Debentures will be Debentures of the Second Series; and ninety six thousand (96,000) Additional Debentures will be Debentures of the Third Series.

The Additional Debentures issued are now included in the concept of “Debentures” and as the case may be, of “Debentures of the First Series”, “Debentures of the Second Series” or “Debentures of the third Series”.

4.8. Mandated Settlement Bank and Bookkeeping Institution

The mandated bank and bookkeeping institution of the Debentures is Banco Bradesco S.A., a financial institution with head office in the City of Osasco, São Paulo State, at Cidade de Deus, s/nº, Vila Yara, registered in the CNPJ/MF under No. 60.746.948/0001-12 (“the Mandated Bank” and “the Bookkeeping Institution”, these definitions to include any such other institution as may come to succeed the Mandated Bank and/or the Bookkeeping Institution in the provision of the services specified in this item).

4.9. Placement Regime

4.9.1. The Debentures shall be the object of public distribution, under the regime of firm guarantee of placement, within 30 (thirty) calendar days from the date of publication of the Commencement Announcement (“the Placement Period”), subject to the terms of the “Contract for Management, Placement and Public Distribution, under the Regime of Firm Guarantee of Placement, of Unsecured Debentures not Convertible into Shares, in up to Three Series, of the Third Issue by Cemig Distribuição S.A.” (“the Distribution Contract”).

4.9.2. The firm guarantee of placement shall be executed by the Managers up to the total value of the Issue, exclusively through subscription of the Debentures allocated to the First Series of the Issue, and shall be executed at the Maximum Rate of the First Series, subject to the terms and conditions of Clause VI of the Distribution Contract. The managers are, thus, not obliged to exercise the firm guarantee of placement in relation to the Debentures of the Second Series and/or the

Debentures of the Third Series. The Supplementary Debentures and/or the Additional Debentures, if issued, will be distributed under the regime of best placement efforts by the Managers.

4.10. Registry for Distribution and Trading

The Debentures have been duly registered for:

(a)         distribution in the primary market through:

(i)           the MDA – Asset Distribution Module, managed and operated by Cetip S.A – Mercados Organizados (“Cetip”), with the financial settlement of the distribution being carried out through Cetip, and/or

(ii)        the DDA – Assets Distribution System, managed and operated by BM&FBovespa (the Securities, Commodities and Futures exchange), with the financial settlement of the distribution being carried out through BM&FBovespa; and

(b)         trading in the secondary market, with, as a priority, use of mechanisms that permit the right of trading intervention by third parties, through:

(i)           Cetip 21 – Securities (“Cetip 21”), managed and operated by Cetip, with financial settlement of trades and electronic custody of the debentures carried out in Cetip, and/or

(ii)        the Bovespa Fix System (“Bovespa Fix”), managed and operated by BM&FBovespa S.A., with financial settlement of trades and electronic custody of the Debentures carried out in the BM&FBovespa.

4.11. Distribution Plan

Subject to the provisions of the applicable regulations, the Managers shall carry out the public distribution of the Debentures in accordance with a distribution plan adopted in harmony with the provisions of Paragraph 3 of Article 33 of CVM Instruction 400, so as to ensure:

(i)             that the treatment given to investors is fair and equitable;

(ii)          that the investment is appropriate to the risk profile of their respective clients;

(iii)       that any questions by the investors are able be answered by a person designated by the Managers.

The Distribution Plan has been set in the following terms:

(i)

Subject to the provisions of CVM Instruction 400, prior to obtaining registry of the Offering by the CVM, the Managers made the Preliminary Prospectus available to the public, preceded by publication of the Market Notice, with, however, no receipt by the Managers of reservations for subscription of Debentures. The “Roadshow” was carried out as determined by the Managers in common accord with the Issuer, and during it the Preliminary Prospectus was distributed.

(ii)	After the Roadshow, and as determined by the Managers in common agreement with the Issuer, the Managers began the Bookbuilding Procedure, as specified in item 4.6 above.
(iii)

When the Bookbuilding Procedure has been completed, the Managers consolidated the proposals of investors for subscription of the Debentures, also allocating the number of Debentures in each series of the Issue.

(iv)	Once the final remuneration of the Debentures had been determined, the documents relating to the Offering were re-presented to the CVM.
(v)	After the Registry of the Offering with the CVM has been obtained, this Commencement Announcement is now being published.
(vi)	No type of discount shall be given by the Managers to investors interested in acquiring the Debentures.
(vii)	There shall be no preference for subscription of the Debentures for the present stockholders of the Issuer.
(viii)	There shall be no advance reservations, nor minimum or maximum lots of subscription of the Debentures.
(ix)	The target public of the Offering is that described in Item 2.1.3 below.
(x)

The Managers shall make their best efforts for the Debentures of the Second Series and/or the Debentures of the Third Series to be subscribed and paid-up by at least 10 (ten) investors per series, with maximum individual participation of 20% (twenty per cent) of the total value of the Issue, taking into account such Supplementary Debentures and Additional Debentures as are in fact issued, in accordance with the Anbima Code of Regulation and Best Practices for the Fixed Income Novo Mercado (“the Anbima Fixed Income Code”).

(xi)

The sales representatives of the institutions participating in the distribution consortium will receive in advance a copy of the preliminary prospectus and the final prospectus, with minimum information on the Issuer and the Offering, in accordance with CVM Instruction 400 (“the Preliminary Prospectus” and “the Final Prospectus”, jointly “Prospectuses”), for obligatory reading and so that their questions can be answered by a person designated by the Lead Manager.

Notwithstanding the provision in Sub-clause (x) above, if the Debentures of the Second Series and/or the Debentures of the Third Series are not subscribed and paid-up by at least 10 (ten) investors per series, or if the individual participation of any investor is greater than 20% (twenty per cent) of the total amount of the Issue, that series of the Offering that does not obey such requirements will not have the Anbima Fixed Income Novo Mercado Seal, and Clause 6.2.4 of the Issue Deed shall apply.

If the Debentures of the Second Series and/or the Debentures of the Third Series cease, at any moment or for any reason, to be registered on the Fixed Income Novo Mercado, the Issuer will cease to be obliged to obey the obligations established in the Anbima Fixed Income Code, including in relation to the Obligatory Early Redemption provided for in item 3.25 below and in Clause VI of the Issue Deed, but the Issuer shall continue to be obliged to repurchase the Debentures from such investors as desire this as a result of the loss of the registration in the Fixed Income Novo Mercado, as specified in sub-item X of Article 4 of the Anbima Fixed Income Code.

For more information on the plan for distribution of the Debentures, see the section “Information on the Offering – Conditions of the Distribution Contract – Distribution Plan” in the Final Prospectus.

4.12. Cancellation, Suspension, Revocation or Alterations of the Terms and Conditions of the Offering

4.12.1. In the event of the Offering being cancelled, revoked or suspended, news of this fact must be immediately published at least through the same media used for the publication of this Commencement Announcement and the Market Notice. Investors that have already accepted the Offering, in the event of its suspension, shall have the right to revoke their acceptance in up to 5 (five) Business Days from the respective communication. The following shall have the right to full restitution of the amount given as counterpart for the Debentures, without addition of interest or monetary updating, and with deduction of amounts of applicable taxes and charges, if any, within 5 (five) Business Days of their statement of position, in accordance with the terms of the Distribution Contract and of the Prospectuses: (a) all investors that had already accepted the Offering, in the event of its cancellation or revocation; and (b) such investors as had revoked their acceptance within the period specified above, in the event of suspension of the Offering.

4.12.1.1. The provisions of Item 4.12.1 above apply, also, as the case may be, to investors that make their adhesion to the public distribution of the Debentures conditional when signing the respective subscription slips, if that condition is not satisfied at the time of the closing of the public distribution of the Debentures.

4.12.2. If, in the judgment of the CVM, there is substantial, subsequent and unpredictable alteration in the circumstances in fact existing at the time of the presentation of the application for registry of distribution or those that provide the grounds for it, causing a significant increase of the risks assumed by the Issuer or inherent in the Offering itself, the CVM may accept an application for modification or revocation of the Offering, which shall be assumed to be granted if there is no statement made by the CVM to the contrary within 10 (ten) business days from its filing with the CVM. If the modification is granted, the CVM may, at its own initiative or on request by the Issuer, extend the period of the offering for up to 90 (ninety) days. Modification of the Offering shall at all times be permitted if such modification improves it in favor of the investors or for waiver of the condition of the Offering established by the Issuer, as specified in Paragraph 3 of Article 25 of CVM Instruction 400.

4.12.3. Any modification in the terms and conditions of the Issue and of the Debentures, under the provisions of the Distribution Contract, must be immediately published at least by the same media used for the publication of this Commencement Announcement and of the Notice to the Market and the Managers must take care to certify, at the moment of receipt of the acceptances of the Offering, that the party making the commitment is aware that the original Offering has been changed and that it is aware of the new conditions. In this case, those investors that had already adhered to the Offering must be directly advised about the alteration of the terms and conditions of the Debentures, so that they may confirm, within 5 (five) Business Days from receipt of the communication, their interest in maintaining the declaration of acceptance; and its maintenance shall be presumed in the event of silence. If after being notified the Investors decide to revoke their acceptance of the Offering, they must have restituted to them, without the addition of interest or monetary updating, and with deduction of the amounts relating to the taxes and charges applicable, if any, the amount given in counterpart for the Debentures, within 5 (five) Business Days from their statement of position.

4.12.4. In the case of restitution of the amounts in the terms described above, the investors must provide a receipt of quittance to the Managers in relation to the amounts restituted.

4.13. Target public

The target public of the Offering comprises investors that are resident, domiciled or have their head office in Brazil, investment clubs, investment funds, managed portfolios, entities that are managers of third party funds registered with the CVM, entities authorized to function by the Brazilian Central Bank, condominiums whose purpose is investment in securities registered with the CVM and/or with the BM&FBovespa, pension funds, open or closed private pension fund or annuity entities and insurers, and investors considered to be institutional or qualified, in the terms of CVM Instruction 409, of August 18, 2004, as amended, at all times taking into account the risk profile of the parties to which the Offering is addressed.

5. CHARACTERISTICS OF THE DEBENTURES

5.1. Issue Date

For all effects and purposes, the issue date of the Debentures will be February 15, 2013 (“the Issue Date”).

5.2. Convertibility

The Debentures shall not be convertible into shares.

5.3. Type

The Debentures shall be of the unsecured type.

5.4. Form

The Debentures shall be nominal and book-entry Debentures, without the issuance of deposits or certificates.

5.5. Nominal Unit Value

The nominal unit value of the Debentures shall be R$ 1,000.00 (one thousand Reais) (“the Nominal Unit Value”), on the Issue Date.

5.6. Tenor and Maturity Date

•                  The Debentures of the First Series shall have tenor of 5 (five) years from the Issue Date, with maturity on February 15, 2018 (“the Maturity Date of the First Series”).

•                  The Debentures of the Second Series shall have a period of maturity of 8 (eight) years from the Issue Date, with maturity on February 15, 2021 (“the Maturity Date of the Second Series”).

•                  The Debentures of the Third Series shall have tenor of 12 (twelve) years from the Issue Date, with final maturity on February 15, 2025 (“the Maturity Date of the Third Series”).

The Issuer undertakes that on the Maturity Date of the First Series, the Maturity Date of the Second Series, and the Maturity Date of the Third Series, it will make settlement of such Debentures of the First Series, Debentures of the Second Series, and Debentures of the Third Series, respectively, as are still in circulation, with their consequent cancellation. The Issuer shall effect such settlement of the Debentures as follows:

(i)           the Debentures of the First Series shall be settled by payment of their Nominal Unit Value, plus the Remuneratory Interest of the First Series;

(ii)        the Debentures of the Second Series shall be settled by their Balance of Nominal Unit Value, plus the Remuneration of the Second Series; and

(iii)     the Debentures of the Third Series shall be settled by payment of their Balance of Nominal Unit Value, plus the Remuneration of the Third Series.

5.7. Remuneration of the Debentures of the First Series

The Debentures of the First Series will be remunerated as follows.

5.7.1. Monetary updating: The Nominal Unit Value of the Debentures of the First Series will not be updated.

5.7.2. Remuneratory Interest: Remuneratory interest shall apply to the Nominal Unit Value of the Debentures of the First Series corresponding to 100% (one hundred per cent) of the accumulated variation of the daily averages of the one-day DI – Interbank Deposits – over extragrupo Rate, in the form of a percentage per year, on the 252 (two hundred and fifty two) Business Days basis, calculated and published daily by Cetip in the daily bulletin available on its website (http://www.cetip.com.br) (“the DI Over Rate”), capitalized by a spread of 0.69% (zero point six nine per cent) per year, on the 252 (two hundred and fifty two) Business Days basis (“the Remuneratory Interest of the First Series”), as decided in the Bookbuilding Procedure. The Remuneratory Interest of the First Series shall be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the First Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest Date of the Remuneratory Interest of the First Series (or on the early settlement date resulting from early maturity of the Debentures of the First Series due to the occurrence of one of the Default Events). The Remuneratory Interest of the First Series will be calculated based on the formula in Clause 4.2.2.3 of the Issue Deed.

5.8. Remuneration of the Debentures of the Second Series and the Debentures of the Third Series

The Debentures of the Second Series and the Debentures of the Third Series will be remunerated as follows.

5.8.1. Monetary updating: The Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Second Series and the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Third Series will be updated by the variation of the IPCA (Expanded National Consumer Price Index), calculated and published by the Brazilian Geography and Statistics Institute (IBGE), from the Date of Issue (or the immediately prior Date of Amortization of the Second Series or Date of Amortization of the Third Series, as the case may be) up to the date of its actual payment (“the Monetary Updating”), and the amount of the Monetary Updating shall automatically be incorporated into the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Second Series or into the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Third Series, as the case may be. The Monetary Updating for the Debentures of the Second Series and the Monetary Updating for the Debentures of the Third Series will be paid, together with the Nominal Unit Value, with the frequency specified in Sub-items 5.9.2 and 5.9.3 below (or on any date of early settlement resulting (i) from early maturity of the Debentures of the Second Series or of the Debentures of the Third Series, as the case may be, due to the occurrence of one of the Default Events, or (ii) from early redemption due to the occurrence of one of the Obligatory Redemption Events, for the Debentures of the Second Series or for the Debentures of the Third Series, as the case may be, the holders of which request the Obligatory Early Redemption. The Monetary Updating for the Debentures of the Second Series and for the Debentures of the Third Series will be calculated according to the formula in Clause 4.3.1.2 of the Issue Deed.

5.8.2. Remuneratory Interest of the Second Series: Remuneratory Interest shall apply to the Nominal Unit Value (or the Balance of the Nominal Unit Value, as the case may be) of the Debentures of the Second Series, updated by the Monetary Updating, corresponding to a percentage per year, on the 252 (two hundred and fifty two) Business Days basis, of 4.70% (four point seven zero per cent), which was decided in the Bookbuilding Procedure (“Remuneratory interest of the Second Series” and, together with the Monetary Updating, “Remuneration of the Second Series”). The Remuneratory Interest of the Second Series shall be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the Second Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest of the Second Series (or on the early settlement date resulting from

(i)            early maturity of the Debentures of the Second Series due to the occurrence of one of the Default Events, or

(ii)         early redemption due to the occurrence of one of the Obligatory Redemption Events, for the Debentures of the Second Series whose holders request the Obligatory Early Redemption). The Remuneratory Interest of the Second Series will be calculated based on the formula in Clause 4.3.4 of the Issue Deed.

5.8.3. Remuneratory Interest of the Third Series: Remuneratory Interest shall apply to the Nominal Unit Value (or the Balance of the Nominal Unit Value, as the case may be) of the Debentures of the Third  Series, updated by the Monetary Updating, corresponding to a percentage per year, on the 252 (two hundred and fifty two) Business Days basis, of 5.10% (five point one per cent), which was decided in the Bookbuilding Procedure (“Remuneratory interest of the Third Series” and, together with the Monetary Updating, “Remuneration of the Second Series”). The Remuneratory Interest of the Third Series will be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the Third Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest of the Third Series (or on an early settlement date resulting from

(i)           early maturity of the Debentures of the Third Series due to the occurrence of one of the Default Events, or

(ii)        early redemption due to the occurrence of one of the Obligatory Redemption Events, for the Debentures of the Third Series whose holders request the Obligatory Early Redemption).

The Remuneratory Interest of the Second Series will be calculated based on the formula in Clause 4.3.4 of the Issue Deed.

5.9. Amortization of the Nominal Unit Value

5.9.1. The Nominal Unit Value of the Debentures of the First Series shall be amortized in a single payment, on the Maturity Date of the First Series.

5.9.2. The Nominal Unit Value of the Debentures of the Second Series will be amortized in 3 (three) equal consecutive annual installments, duly updated by the Monetary Updating, starting from the 6th (sixth) year counted from the Issue Date, as per the following table (each of these dates being an “Amortization Date of the Second Series”):

Amortization Dates	Fraction of the Nominal Unit Value to be Amortized(*)
February 15, 2019	33.00%
February 15, 2020	33.00%
February 15, 2021	34.00%

(*) The Nominal Unit Value presented here is referenced to the Issue Date and must be adjusted by monetary updating in accordance with the terms of the Issue Deed.

5.9.3. The Nominal Unit Value of the Debentures of the Third Series will be amortized in 4 (four) equal consecutive annual installments, duly updated by the Monetary Updating, starting from the 9th (ninth) year counted from the Issue Date, as per the following table (each of these dates being an “Amortization Date of the Third Series”:

Amortization Dates	Fraction of the Nominal Unit Value to be Amortized(*)
February 15, 2022	25.00%
February 15, 2023	25.00%
February 15, 2024	25.00%
February 15, 2025	25.00%

(*) The Nominal Unit Value presented here is referenced to the Issue Date and must be adjusted by monetary updating in accordance with the terms of the Issue Deed.

5.10. Frequency of payment of the Remuneratory Interest

5.10.1. The Remuneratory Interest of the First Series shall be paid annually, starting from the Issue Date, always on February of 15 of each year, the first payment being payable on February 15, 2014 and the last payment on the Maturity Date of the First Series (each of these dates being a “Payment Date of the Remuneratory Interest of the First Series”).

5.10.2. The Remuneratory Interest of the Second Series shall be paid annually, starting from the Issue Date, always on February of 15 of each year, the first payment being payable on February 15, 2014 and the last payment on the Maturity Date of the Second Series (each of these dates being a “Payment Date of the Remuneratory Interest of the Second Series”).

5.10.3. The Remuneratory Interest of the Third Series shall be paid annually, starting from the Issue Date, always on February 15 of each year, the first payment being payable on February 15, 2014 and the last payment on the Maturity Date of the Third Series (each of these dates being a “Payment Date of the Remuneratory Interest of the Third Series”).

5.11. Place of payment

The payments to which the Debentures are entitled shall be made by the Issuer on the respective due date, in accordance with the date specified in the Issue Deed, using the following, indicating, as the case may be, the Place of Payment:

(i)                   the procedures adopted by Cetip, for the Debentures held electronically for custody at Cetip;

(ii)                the procedures adopted by BM&FBovespa, for the Debentures held for custody at BM&FBovespa; and/or

(iii)             the procedures adopted by the Settlement Bank, for Debentures that are not linked to Cetip or BM&FBovespa .

5.12. Extension of due dates

The periods relating to payment by any of the parties of any obligation arising from the Issue Deed shall be considered extended to the next subsequent Business Day, if the maturity falls on a day on which there is not a bank working day at the Place of Payment, without any increase in the amounts payable, except in cases where the payments are to be made by Cetip or by BM&FBovespa, in which case the extension shall take place only when the date of payment coincides with a national holiday, a Saturday or a Sunday, or a bank holiday or public holiday in the municipality of São Paulo.

5.13. Arrears charges

Without prejudice to the provisions in Clause VII of the Issue Deed, if the Issuer omits to make any payments of any amounts payable to the Debenture Holders on the dates on which they are due, such payments that are due and unpaid shall continue to be subject to any remuneration applying to them and shall, further, be subject to: (a) contractual arrears interest, irreducible and of a non-compensatory nature, of 2% (two per cent) on the amount due and unpaid; and (b) non-compensatory arrears interest calculated at the rate of 1% (one per cent) per month on the amount due and unpaid. The charges for arrears hereby established shall apply as from the actual non-compliance with the respective obligation up to the date of its actual payment, independently of advice, notice or any such action in the courts or otherwise.

5.14. Expiry of the rights to the additional amounts

If the Debenture holder does not come forward to receive the amount corresponding to any of the pecuniary obligations payable by the Issuer, on the date specified in the Issue Deed or in any public notice by the Issuer, this shall not give such holder the right to receipt of any additional remuneration and/or arrears charges in the period relating to the delay in receipt, but the rights acquired up to the date of the respective maturity shall remain guaranteed for such Debenture holder.

5.15. Subscription price

5.15.1.    The Debentures of the First Series shall be subscribed and paid -up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the First Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 5.7 above, ascertained to 8 (eight) decimal points, without rounding (“Subscription Price of the First Series”).

5.15.2.    The Debentures of the Second Series shall be subscribed and paid up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the Second Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 5.8 above, ascertained to 8 (eight) decimal points, without rounding (“Subscription Price of the Second Series”).

5.15.3.    The Debentures of the Third Series shall be subscribed and paid up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the Third Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 5.8 above, calculated to 8 (eight) decimal points, without rounding (“the Subscription Price of the Third Series”).

5.15.4.    If, by the date of subscription and paying-up of the Debentures of the Second Series and the Debentures of the Third Series the IPCA index for the immediately preceding month has not been published, the latest projection of the IPCA, as agreed by the Macroeconomic Monitoring Committee of Anbima – the Brazilian Association of Financial Market Institutions (“Anbima”) shall be used for calculation of the updated Nominal Unit Value of the Debentures of the Second Series and the updated Nominal Unit Value of the Debentures of the Third Series, or, in the absence of this Anbima projection, the last prior officially published IPCA Index, and no financial compensation shall be payable between the Issuer and the Debenture Holders if and when the IPCA that would have been applicable is published.

5.16. Period and Form of Subscription and Paying-up

The Debentures may be subscribed at any time, within the Placement Period, with paying-up at sight, simultaneous with subscription (“the Paying-up Date”) and in Brazilian currency, for the Subscription Price of the First Series, for the Subscription Price of the Second Series or for the Subscription Price of the Third Series, as the case may be, in accordance with the applicable settlement rules and procedures of Cetip and/or of BM&FBovespa, as applicable.

5.17. Renegotiation

The Debentures shall not be subject to renegotiation.

5.18. Advertisements

All the acts and decisions to be taken arising from this Issue which, in any way, involve interests of the Debenture Holders, must obligatorily be communicated in the form of notices (“Notices to Debenture Holders”), and published in the Official Gazette of the State of Minas Gerais and in the newspaper “O Tempo”, and the Market Notice under Article 53 of CVM Instruction 400, the Commencement Announcement, the Closing Announcement and any convocations to the Debenture Holders also shall be/have been published in the newspaper “Valor Econômico – Edição Nacional”, and published on the Issuer’s website (http://ri.cemig.com.br/static/ptb/cemig_distribuicao.asp).

5.19.  Debenture Certificates

The issue will not issue Debenture certificates. For all purposes of law, ownership of the Debentures shall be proven by the statement issued by the Bookkeeping Institution. Additionally, for the Debentures held electronically for custody at Cetip, the statement in the name of the Debenture holder issued by Cetip will be recognized as proof of ownership.  For the Debentures held in custody by the BM&FBovespa, BM&FBovespa shall issue a custody statement in the name of the Debenture Holder, which shall also be recognized as proof of ownership.

5.20. Liquidity and Stabilization

To ensure the liquidity of the Debentures, Banco BTG Pactual S.A. will be contracted to act as market maker of the Issue, guaranteeing a spread between the buy and sell prices of the Debentures, which shall not be greater than

(i)                   0.30% (zero point three zero percent) per year, for the Debentures of the First Series,

(ii)                0.50% (zero point five zero percent) per year for the Debentures of the Second Series, and

(iii)             0.70% (zero point seven zero percent) per year for the Debentures of the Third Series,

for a period of, at least, 12 (twelve) months, in compliance with the Anbima Fixed Income Code.

Banco BTG Pactual S.A. shall have its right of subscription limited to the maximum quantity of 5,000 (five thousand) Debentures of each series, and the respective financial institution shall acquire the Debentures subject to the final remuneration rates of the respective Debentures established during the Bookbuilding Procedure.

5.21. Immunity of the Debenture Holders

If any Debenture Holder enjoys any type of tax immunity or exemption, such holder must send documentation proving this tax immunity or exemption to the Settlement Bank and to the Issuer by 10 (ten) Business Days prior to the date specified for receipt of amounts relating to the Debentures, and if the Debenture holder does not send this documentation the Issuer shall make the retentions of tax specified by law.

5.22. Amortization Fund

No amortization fund shall be constituted for this Issue.

5.23. Right of Preference

There shall be no right of preference for subscription of the Debentures by the present stockholders of the Issuer.

5.24. Risk rating

The agency Moody’s América Latina (“the Risk Rating Agency”) was contracted as risk rating agency for the Offering, and has attributed the risk rating “Aa1.br” to the Debentures.

5.25. Total or Partial Optional Early Redemption, Obligatory or Partial Early Redemption and Optional Acquisition

5.25.1. There will be no optional early redemption (total or partial) of the Debentures, and hence the Issuer may not repurchase, at its own sole option, the Debentures of any of the Series during the whole of their period of validity.

5.25.2.           If, at any time during the period of validity of the Debentures of the Debentures of Second Series and/or the Debentures of Third Series, an Obligatory Redemption Event occurs (as defined in Clause VI of the Issue Deed), such Debenture Holders of the Second or Third Series as so desire may ask the Issuer for early redemption of the Debentures in circulation that they own of the Second or Third Series, as the case may be, by communication in writing to that effect (“Early Redemption Request”) to be sent to the Issuer, with a copy to the Fiduciary Agent, within 15 (fifteen) calendar days from the publication of the Notice to Debenture Holders about the occurrence of the Obligatory Redemption Event, and the Issuer is obliged to effect redemption of such Debentures of the Second or Third Series within 15 (fifteen) calendar days from receipt of the respective Early Redemption Request All the Debentures of the Debenture Holders who have requested the Obligatory Early Redemption shall be redeemed on a single date, by payment of the Nominal Unit Value (or of the Balance of the Nominal Unit Value, as the case may be) of the Debentures to be redeemed of the Second or Third Series, augmented by the Remuneration of the Second Series or the Remuneration of the Third Series, as applicable (“Obligatory Early Redemption”), in the terms of Item 6.2 of the Issue Deed.

5.25.2.1. The Obligatory Early Redemption may take place only in relation to the totality of the Debentures of the Second Series and/or of the Debentures of the Third Series in circulation owned by the requesting Debenture Holder.

5.25.2.2. If the Obligatory Early Redemption of any of the Debentures held electronically for custody in the MDA, in Cetip 21 or in the Bovespa Fix takes place,

(i)           Cetip or BM&FBovespa, as the case may be, shall be notified by the Issuer about the said Obligatory Early Redemption with prior notice of at least 2 (two) Business Days from the Obligatory Early Redemption, by sending of correspondence containing the signed “Agreed and Accepted” of the Fiduciary Agent; and

(ii)        the respective Obligatory Early Redemption shall follow the procedures adopted by Cetip or BM&FBovespa, depending on the case.

5.25.3. Subject to the provisions of item 5.25.4 below, the Issuer may, at its exclusive option, and at any time, in relation to the Debentures of the First Series in circulation, and after 2 (two) years from the Issue Date, in relation to the Debentures of the Second and/or Third Series in circulation, subject to Paragraph 3 of Article 55 of the Corporate Law, acquire Debentures in Circulation, which may be cancelled, remain in the Issuer’s treasury or be once again placed in the market, as per the rules issued by the CVM, and such fact must be contained in the report of management and the financial statements of the Issuer.  The Debentures acquired by the Issuer for holding in treasury in the terms of this Item 5.25.3, if and when placed again in the market, shall carry the right to the same remuneration as the other Debentures in Circulation of the same series of the Issue.

5.25.4.Without prejudice to the provisions of Item 5.25.3 above, the Issuer may acquire Debentures of the Second Series in Circulation and/or Debentures of the Third Series in Circulation, during the first 24 (twenty four) months from the Issue Date, up to a maximum of 5% (five per cent) of the total value of the respective Series of the Issue. The calculation of this limit shall be based on the aggregate of acquisitions of Debentures in Circulation of the respective series of the Issue by all the entities that comprise the Issuer’s economic-financial conglomerate. The Issuer’s “economic-financial conglomerate” shall be considered to mean the Issuer, its direct or indirect parent companies and subsidiaries, its directly or indirectly affiliated companies, and companies that are jointly controlled.

5.26. Early maturity

5.26.1. All of the following events shall be considered to be default events, resulting in early maturity of the Debentures and, subject to the provisions of items 5.26.2 and 5.26.3 below, immediate demandability of payment, by the Issuer, of the Nominal Unit Value (or of the Balance of the Nominal Unit Value, as applicable) of each Debenture, augmented by the Remuneratory Interest of the First Series, the Remuneration of the Second Series and/or the Remuneration of the Third Series (as the case may be), calculated pro rata temporis from the Issue Date or from the immediately prior Date of Payment of the Remuneratory Interest, as the case may be, up to the date of its actual payment, and also the other charges payable under the Issue Deed, independently of any advice, notification or interpolation through the courts or otherwise, and each one of them is referred to as “a Default Event”:

(i)

Declaration of bankruptcy, dissolution and/or liquidation of the Issuer and/or of the Guarantor, or application for Judicial Recovery or out-of-court reorganization or bankruptcy made by the Issuer and/or by the Guarantor; or any analogous event that characterizes a state of insolvency of the Issuer and/or the Guarantor, in accordance with the applicable legislation;

(ii)	Non-compliance by the Issuer and/or the Guarantor with any pecuniary obligation related to the Debentures.

(iii)

Early redemption of any pecuniary obligation of the Issuer and/or of the Guarantor arising from default on an obligation to pay any individual or aggregate amount greater than R$ 50,000,000.00 (fifty million Reais) or its equivalent in other currencies, whether or not due to contractual non-compliance.

(iv)

Termination, for any reason, of any of the concession contracts to which the Issuer and/or the Guarantor is/are a party and which separately or jointly represent an amount equal to 30% (thirty per cent) or more of the net operational revenue of the Issuer and/or of the Guarantor, as the case may be, stated in its/their last prior financial statements at the time, and in the case of the Guarantor this percentage shall be calculated in relation to the Guarantor’s consolidated result.

(v)

Legitimate protest of securities against the Issuer and/or against the Guarantor, in a global amount exceeding R$ 50,000,000.00 (fifty million Reais) or its equivalent in other currencies, unless made in error or bad faith of a third party validly proven by the Issuer and/or by the Guarantor, as the case may be, or unless suspended or cancelled or if guarantees are given in court, and in any case within a maximum of 30 (thirty) calendar days from the date on which a written notice sent by the Fiduciary Agent to the Issuer is received.

(vi)

Non-compliance by the Issuer and/or by the Guarantor, as the case may be, with any non-pecuniary obligation specified in the Issue Deed, not cured within 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent to the issuer is received.

(vii)

If the Issuer or the Guarantor, as the case may be, omits to pay by the maturity date, or does not take the legal or judicial measures required for non-payment in relation to, any debt or any other obligation payable by the Issuer and/or the Guarantor, as the case may be, under any agreement or contract to which it is a party as a borrower or guarantor, involving an amount of R$ 50.000.000,00 (fifty million) Reais or more or its equivalent in other currencies; and/or

(viii)

Privatization, merger, liquidation, dissolution, extinction, split or any other form of stockholding reorganization that results in reduction of the registered capital of the Issuer and/or the Guarantor, unless it is by reason of an order of a Court or a regulatory decision, or does not cause a change in the rating of the Issue to a rating lower than the rating of “Aa3.br” supplied by Moody’s América Latina or equivalent classification issued by another risk rating agency contracted by the Issuer in the future; and/or

(ix)	Transformation of the Issuer into a limited company.

5.26.1.1. For the purposes of sub-item (viii) above, privatization is defined as an event in which:

(i)

the Guarantor, the present direct controlling stockholder of the Issuer, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty percent) plus one share of the total of the shares representing the Issuer’s voting stock; and/or

(ii)

the Government of the State of Minas Gerais, currently controlling stockholder of the Guarantor, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty per cent) plus one share of the total of the shares representing the voting capital of the Guarantor.

5.26.2. If any of the Default Events specified in Sub-items (i), (ii) or (iii) of item 5.26.1 above occurs, maturity of the Debentures shall take place automatically, the provisions of item 5.26.5 above being applicable, independently of advice or notification, in the courts or otherwise, save that the Fiduciary Agent must immediately send written notice to the Issuer informing it of such event.

5.26.3. If any of the other Default Events occur, other than those specified in Item 5.26.2 above, the Fiduciary Agent shall call, within 48 (forty eight) hours of the date on which it becomes aware of the occurrence of any of the said events, a General Meeting of Debenture Holders, for each series of the Issue, to decide on non-declaration of early maturity of the Debentures, obeying the convocation procedure specified in Clause X of the Issue Deed and the specific quorum established in item 5.26.3.2 below. Such General Meeting of Debenture Holders may also be called by the Issuer, under Clause 10.1 of the Issue Deed.

5.26.3.1. The Fiduciary Agent must immediately send to the Issuer a notice in writing informing it of the decisions taken at the General Meeting referred to in Item 5.26.3 above.

5.26.3.2. If, in any of the General Meetings of Debenture Holders referred to in item 5.26.3 above, Debenture Holders of, at least 2/3 (two-thirds) of the Debentures of the First Series in Circulation, and/or the Debenture Holders holding at least 2/3 (two-thirds) of the Debentures of the Second Series in Circulation, and/or Debenture Holders holding at least 2/3 (two-thirds) of the Debentures of the Third Series in Circulation, as applicable, decide that the Fiduciary Agent shall not declare early maturity of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, the Fiduciary Agent shall not declare the early maturity of such Debentures.

5.26.4. In addition to the provisions of Items 5.26.3 and 5.26.3.2 above, in the event that the General Meeting of Debenture Holders of any series of the Issue does not come into session, for lack of quorum, the Fiduciary Agent shall declare immediate early maturity of all the obligations arising from the Debentures of that series of the Issue, and shall immediately send the Issuer a communication in writing informing it of such event, and the provisions of item 5.26.5 below shall apply.

5.26.5. Subject to the provisions above and in the other documents of the Issue (especially in Clause VII of the Issue Deed), in the event of early maturity of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, the Issuer and/or the Guarantor undertake to redeem the totality of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series (as applicable), with their subsequent cancellation, and undertake to make the payments specified in item 5.26.1 above, as well as the other charges payable under the Issue Deed, within 3 (three) Business Days from receipt, by the Issuer, of the written communication referred to in items 5.26.2, 5.26.3.1 and 5.26.4 of the Issue Deed.

5.26.5. For the purposes of verification of compliance with the obligations contained in Clause VII of the Issue Deed, all the reference amounts in Reais (R$) contained in it shall be adjusted by the variation of the IGP-M Index, or in its absence or in the event that it is impossible to apply that index, by the official index which comes to replace it, as from the date of signature of the Issue Deed.

5.27. Other characteristics

The other characteristics of the Debentures are described in the Issue Deed and in the Final Prospectus.

6. INAPPROPRIATENESS OF THE OFFERING

Investment in the Debentures is not appropriate for investors that (i) do not have profound knowledge of the risks involved in the transaction or that do not have access to specialized consultancy; (ii) need liquidity in relation to the Debentures to be acquired, having in mind that trading of Debentures in the Brazilian secondary market is limited; and/or (ii) are not willing to run the credit risk of a public sector company and/or of the electricity sector.

Investors should read the sections relating to “Risk Factors” of the Final Prospectus and of the Reference Form, which is incorporated into it by reference, before accepting the offering.

7. INDICATIVE TIMETABLE OF THE OFFERING

The following is an indicative timetable of the principal events of the Offering as from the publication of this Commencement Announcement and the making available of the Final Prospectus on today’s date:

Order of events	Events	Expected date (1)
1.	Date of Commencement of the Offering:	March 11, 2013
2.	Financial Settlement of the Debentures of the First Series	March 13, 2013
3.	Financial Settlement of the Debentures of the Second Series	March 14, 2013
4.	Financial Settlement of the Debentures of the Third Series	March 15, 2013
5.	Publication of Closing Announcement of the Offering	March 19, 2013
(1) All the expected dates are merely indicative and are subject to alterations, suspensions, or being brought forward or postponed at the decision of the Lead Manager.

8. FIDUCIARY AGENT

The Fiduciary Agent of the Offering is GDC PARTNERS SERVIÇOS FIDUCIÁRIOS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a financial institution authorized to operate by the Brazilian Central Bank, constituted as a limited company, with head office in the city of Rio de Janeiro, Rio de Janeiro State, at Avenida Ayrton Senna 3000, Block 1, Suite 317, 22775-003 Barra da Tijuca, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under Nº 10.749.264/0001-04, telephone: +55-21 2490-4305/ The e-mail of the area responsible is: gdc@gdcdtvm.com.br.

The Fiduciary Agent also acts, on the present date, as fiduciary agent for the following issues by companies that are members of the same economic group as the Issuer:

(i)           The second issue, of 8,150 (eight thousand one hundred fifty) unsecured debentures not convertible into shares, for public distribution, with restricted placement efforts, in 3 (three) series, of Transmissora Aliança de Energia Elétrica S.A., comprising 4,250 (four thousand two hundred and fifty) debentures of the first series, 2,450 (two thousand four hundred fifty) debentures of the second series and 1,450 (one thousand four hundred fifty) debentures of the fourth series, totaling the amount of R$ 815,000,000.00 (eight hundred fifteen million Reais) on the Issue Date.  The debentures of the first series have maturity on December 15, 2015 and the debentures of the second series and the fourth series have maturity on December 15, 2017. There have been no redemption, amortization, conversion, renegotiation or default events in the period. In the terms of the respective Issue Deed, Transmissora Aliança de Energia Elétrica S.A. has made the payments of the remuneratory interest of the said series at six monthly intervals on the dates of payment of the remuneratory interest, namely: June 15, 2011; December 15, 2011; June 15, 2012 and December 15, 2012.

(ii)        The third issue of 1,600,000 (one million six hundred thousand) unsecured non-convertible debentures for public distribution, in 3 (three) series, issued by Transmissora Aliança de Energia Elétrica S.A., of which 665,000 (six hundred sixty five thousand) are debentures of the first series, 793,000 (seven hundred ninety three thousand) are debentures of the second series and 702,000 (seven hundred and two thousand) are debentures of the third series, totaling an amount of R$ 2,160,000,000.00 (two billion one hundred sixty million Reais) on the respective issue date. The debentures of the first series have maturity on October 15, 2017, the debentures of the second series have maturity on October 15, 2020, and the debentures of the third series have maturity on October 15, 2024. There have been no redemption, amortization, conversion, renegotiation or default events in the period. Under the related issue deed, the payment of the remuneration of the said debentures will be annual, the first payment being due on October 15, 2013.

Other than the present Issue and the two issues of debentures mentioned in the previous paragraph, the Fiduciary Agent does not act in any other issue of debentures of the Issuer nor of or by any affiliated or subsidiary company of the Issuer nor its parent company nor any company of its economic group.

9. FINAL PROSPECTUS

The Final Prospectus is available at the following addresses and Internet pages:

Issuer:

Avenida Barbacena 1200, 17th Floor, A1Wing, Santo Agostinho, Belo Horizonte, Minas Gerais, Brazil

Web address: http://ri.cemig.com.br/static/ptb/cemig_distribuicao.asp. On this site access “Prospectos”, then the item 2013, and click on “Prospecto Definitivo”.

Lead Manager

Rua Senador Dantas 105, 36th Floor, Rio de Janeiro, Rio de Janeiro State, Brazil

Web address: www.bb.com.br/ofertapublica. On this site, access “Outros Prospectos” and then the item “CEMIG D - Prospecto Definitivo da 3ª Emissão Pública de Debêntures”;

HSBC

Avenida Brigadeiro Faria Lima 3064, 2nd floor, São Paulo, São Paulo State, Brazil

Web address: http://www.hsbc.com.br/1/2/portal/pt/para-sua-empresa/investimento/operacoes-especiais/operacoes-especiais-mais-informacoes. On this site access “CEMIG D – Prospecto da 3ª Emissão de Debêntures”.

Votorantim

Avenida das Nações Unidas 14171, Torre A, 18th Floor, São Paulo, SP, Brazil

Web address: http://www.bancovotorantim.com.br/ofertaspublicas. On this site access “CEMIG D – Prospecto Definitivo da 3ª Emissão de Debêntures”.

The CVM

http://www.cvm.gov.br – On this site select the Sub-item “ITR, DFP, IAN, IPE, FC, FR e outras Informações”. On that link, type “Cemig Distribuição S/A” and click on “Continuar”. Then click on “CEMIG DISTRIBUIÇÃO S.A.” and select “Prospecto de Distribuição Pública”. Access the download with the most recent date.

CETIP

www.cetip.com.br – On this site, enter “Comunicados e Documentos”, then click on “Prospectos”.. Then select “Prospectos de Debêntures” in the field “Categoria de Documento”, type “Cemig Distribuição S.A.” in the field “Busca (Título/Número/Código/Arquivo)” and, in the field “Ano” select “2013”. In the link, select the prospectus of Cemig Distribuição S.A.

BM&FBovespa

www.bmfbovespa.com.br – On this site select the item “Empresas Listadas”, type “CEMIG GT” and click on “buscar”. Click on “CEMIG DISTRIBUIÇÃO S.A.” In the item “Informações Relevantes”, click on the Sub-item “Prospecto de Distribuição Pública” and access the download with the latest date.

Anbima

http://cop.anbima.com.br - On this site access “Acompanhar Análise de Ofertas”. Then type “01/01/2013” to “31/12/2013” in the field “Período”, select “Debêntures” in the field “Oferta Pública”, click on “Pesquisar”, click on the item in which this present Offering appears and, finally, access “Prospecto Definitivo.pdf”.

10. ADDITIONAL INFORMATION

10.1. Investors may subscribe the Debentures with the Managers, at the addresses shown above.

10.2. Debenture holders can get information about the Debentures from the Debenture Holders Service Unit, which will function at the Issuer’s head office.

10.3. Investors wishing to obtain more information on the Offering and the Debentures should visit the addresses or premises of the Managers indicated above, or the head office of the Issuer, or should access the web addresses of the CVM, Cetip or BM&FBovespa, given below:

Comissão de Valores Mobiliários – CVM
Web: www.cvm.gov.br

CETIP S.A. – Mercados Organizados
Web: www.cetip.com.br

BM&FBovespa S.A. - Stock, Commodities and Futures Exchange
Web: www.bmfbovespa.com.br

11. DEFINITIONS

Without prejudice to other definitions contained in this Commencement Announcement, for the purposes of the Offering, the following definitions, in the singular or in the plural, will be applied:

11.1. “Business Day”: Any day, other than Saturdays, Sundays, national holidays and days which for any reason are not business days in the municipality of São Paulo, or in the national financial system and/or on the BM&FBovespa.

11.2. “Debentures of the First Series in Circulation”, “Debentures of the Second Series in Circulation” and “Debentures of the Third Series in Circulation” (jointly, “Debentures in Circulation”): all the Debentures of the First, Second or Third Series, respectively, subscribed and not redeemed, excluding those Dimensions which are: (i) held in Treasury by the Issuer; or (ii) owned by: (a) companies that are (direct or indirect) subsidiaries of the Issuer, (b) companies that are parent companies (or of the controlling group) of the Issuer, and (iii) managers of the Issuer, including but not limited to persons directly or indirectly related to any of the persons previously mentioned.

11.3. “Balance of the Nominal Unit Value” shall mean the Nominal unit value of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, remaining after each Amortization Date of the Second Series or Amortization Date of the Third Series, respectively.

12. REGISTRY WITH THE CVM

The public distribution of the Debentures of the First Series was registered with the CVM on March 7, 2013, under Nº CVM/SRE/DEB/2013/008.

The public distribution of the Debentures of the Second Series was registered with the CVM on March 7, 2013, under Nº CVM/SRE/DEB/2013/009.

The public distribution of the Debentures of the Third Series was registered with the CVM on March 7, 2013, under Nº CVM/SRE/DEB/2013/010.

13. REGISTRY IN THE FIXED INCOME NOVO MERCADO OF ANBIMA

The Debentures of the Second Series and the Debentures of the Third Series have been registered in the Anbima Fixed Income Novo Mercado.

Date of Commencement of the Offering: March 11, 2013.

REGISTRY OF THE OFFERING DOES NOT IMPLY ANY GUARANTEE BY THE CVM OF THE
TRUTHFULNESS OF THE INFORMATION PROVIDED NOR ANY JUDGMENT ON THE QUALITY OF
THE ISSUING COMPANY, NOR ON THE DEBENTURES TO BE DISTRIBUTED.

READ THE PROSPECTUS AND THE REFERENCE FORM OF THE ISSUER BEFORE ACCEPTING THE
OFFERING, ESPECIALLY THE SECTION ON RISK FACTORS.

MANAGERS

BB – BANCO DE INVESTIMENTO S.A. IS THE LEAD MANAGER OF THE OFFERING.